                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                        IMPSAT

For More Information Contact:

Ricardo Verdaguer, Chief Executive Officer or
Guillermo Jofre, Chief Financial Officer
IMPSAT Corporation
Buenos Aires, Argentina
Tel: 54-11-4300-4007, x3500
Fax: 54-11-4307-1525

                   IMPSAT CORPORATION ANNOUNCES INVESTMENT BY
                         BRITISH TELECOMMUNICATIONS PLC

(March 10, 1999 -- Buenos Aires, Argentina) -- IMPSAT Corporation ("IMPSAT" or "the Company"), a leading provider of data transmission and private telecommunications network services in Latin America, announced today that it has entered into an agreement with British Telecommunications plc ("BT") pursuant to which BT would acquire a 20% stake in IMPSAT.

Pursuant to the agreements signed by IMPSAT, BT and Nevasa Holdings Limited ("Nevasa"), IMPSAT's majority shareholder, BT will subscribe for newly issued shares in IMPSAT for a total of $125 million and will purchase certain existing shares from Nevasa for $25 million, thereby acquiring a minority interest in IMPSAT. Upon the completion of the transaction, Nevasa will retain its majority interest in IMPSAT and private equity funds affiliated with Morgan Stanley Dean Witter will continue to own a minority interest in the Company. The investment by BT is expected to be consummated after the receipt of any required approvals.

Sir Peter Bonfield, BT's chief executive, said: "Communications in Latin America is a high growth area and I am particularly pleased to have IMPSAT as a partner because of its excellent reputation and access to major corporate customers."

Mr. Ricardo A. Verdaguer, chief executive of IMPSAT, commented: "IMPSAT is a young and successful company with ambitious plans for expansion in Latin America. We are delighted that BT, with its wealth of experience in global communications and its technical expertise, will be our partner at a particularly exciting time in our development."

IMPSAT will also become a distributor of Concert, BT's global services company. The addition of IMPSAT will extend Concert's global reach to 56 countries and more than 800 cities and provide a springboard for further activity for BT in Latin America.

                                     -more-

IMPSAT provides private network integrated data and voice telecommunications services for national and multinational companies, financial institutions, governmental agencies and other business customers in Latin America. IMPSAT intends to capitalize on its operating presence in the largest countries in Latin America and its gateway to the U.S. telecommunications networks through its teleport in Ft. Lauderdale, Florida as well as its experience in data transmission and technology integration and its highly qualified management team.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental, regulatory and technological factors and the availability of adequate financing, affecting the Company's growth, operations, markets, finances, products, services, licenses and other factor's discussed in the Company's filings with the Securities and Exchange Commission. Actual results may vary materially due to these and other risks and uncertainties.

                                       ###